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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-K
                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

                                November 6, 1997
               ------------------------------------------------
               Date of Report (Date of earliest event reported)


                          MIDCOM Communications Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

  Washington                                                91-1438806
  ----------                       -------                   ----------
(State or other                  (Commission             (I.R.S. Employer
jurisdiction of                  File Number)           Identification No.)
incorporation)


        19675 West Ten Mile Road, Suite 100, Southfield, MI 48075-2306
        --------------------------------------------------------------
                   (Address of principal executive offices)

                                (248) 304-1780
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

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ITEM 5.         OTHER EVENTS.

                On October 31, 1997, MIDCOM Communications Inc. ("Midcom" or the "Company") announced that after a lengthy period of dispute with Sprint Communications Company regarding provisioning and other service and billing issues, the two companies have reached a settlement agreement. The announcement was made in a news release, a copy of which is filed herewith as Exhibit 99.1. Midcom also announced that both its third and fourth quarter revenue will be lower than the Company's previous expectations and that its available working capital is not sufficient to satisfy significant current payable obligations.

                As previously announced, Midcom has entered into an agreement (the "Merger Agreement") with Phoenix Network, Inc. ("Phoenix"), pursuant to which Phoenix would merge with and into Midcom (the "Merger"). The Merger was originally expected to close in late 1997 or early 1998. However, on November 6, 1997, Phoenix gave notice of termination of the Merger Agreement. Phoenix asserts that various actions by Midcom constitute breaches under the Merger Agreement and material adverse changes to Midcom's business and that it is therefore entitled to terminate the Merger Agreement. Midcom has denied that it is in default under the Merger Agreement and has informed Phoenix that it has not conceded to the termination of the Merger Agreement. Even if Midcom and Phoenix resolve these disputes, consummation of the Merger is subject to numerous conditions precedent and there can be no assurance that these conditions precedent will be satisfied and that the Merger will be consummated.

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ITEM 7.         FINANCIAL STATEMENTS AND EXHIBITS.

                (c)       Exhibits.

                          99.1    Press Release, dated October 31, 1997.

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 6, 1997                 Midcom Communications Inc.



                                       By:   /s/ William H. Oberlin
                                           ---------------------------------
                                             William H. Oberlin, President
                                              and Chief Executive Officer
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  Exhibit No.                     Description
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
      99.1        Press Release dated October 31, 1997

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